UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 15, 2009

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Specific information is provided in this report for executive compensation actions approved by the Human Resources Committee of our Board of Directors for: Gary M. Rodkin, President and Chief Executive Officer; John F. Gehring, Executive Vice President and Chief Financial Officer; Andre J. Hawaux, President, Consumer Foods; Peter M. Perez, Executive Vice President, Human Resources; and Robert F. Sharpe, Jr., Executive Vice President, External Affairs and President, Commercial Foods. These officers were named in the summary compensation table included in our proxy statement for our 2008 annual stockholders’ meeting, and we refer to these officers in this report as the "named executive officers". Mr. Owen C. Johnson, our former Executive Vice President, Chief Administrative Officer, was also named in the summary compensation table included in our proxy statement for our 2008 annual stockholders’ meeting but he ceased to be an executive officer on July 31, 2007 (due to his pending retirement) and retired effective July 1, 2008. Accordingly, information regarding Mr. Johnson is not included in the discussions below.

FY2010 Annual Incentive Plan. On July 15, 2009, the Committee established the fiscal 2010 annual incentive plan. The plan provides a cash bonus opportunity for participants based on our achievement of pre-set financial objectives. For fiscal 2010, payouts under the plan to the named executive officers require the achievement of a minimum level of company-wide profit before tax ("PBT"). Failure to reach a minimum, pre-set level of PBT results in a zero payout under the plan. Achievement of higher levels of PBT increase potential payout levels. The Committee retained the discretion to modify payout levels based on the methods in which actual financial results are achieved and individual performance.

The Committee established target incentives for each named executive officer under the fiscal 2010 annual incentive plan. These incentives are approved as a percentage of base salary. The approved targeted incentives are: Mr. Rodkin, 200%; Mr. Gehring, 100%; Mr. Hawaux, 100%; Mr. Perez, 80%; and Mr. Sharpe, 100%. Payouts may be more or less than target depending on actual financial and individual performance, but Messrs. Gehring, Hawaux, Perez and Sharpe are capped at three times target and Mr. Rodkin, who has a higher target bonus than the other named executive officers, agreed to a cap of two times target.

FY2010-2012 Long-Term Plan. The Committee also discussed fiscal 2010 to 2012 award opportunities under our long-term incentive plan, which promotes long-term stockholder value creation through a focus on growing earnings and return on capital. There are two components of the awards to the named executive officers for this cycle under the plan – a stock option grant and a performance share grant.

The stock options were granted on July 15, 2009 under the ConAgra Foods 2006 Stock Plan. The stock options have a seven-year term, an exercise price at the closing market price of our common stock on July 15, 2009, and vest 40% on the first anniversary of the date of grant, and 30% on each of the second and third anniversaries of the date of grant. The stock options granted to the named executive officers on July 15, 2009 were for the following number of shares of common stock: Mr. Rodkin, 500,000 shares; Mr. Gehring, 160,000 shares; Mr. Hawaux, 160,000 shares; Mr. Perez, 120,000 shares; and Mr. Sharpe, 180,000 shares.

The performance shares were granted on July 20, 2009 under the ConAgra Foods, Inc. 2008 Performance Share Plan (the "2008 Plan"). Under the 2008 Plan, the Committee awarded a targeted number of performance shares to each plan participant for the fiscal 2010 to 2012 plan cycle. The executive will earn the performance shares only if pre-set, company-wide financial objectives for the three-year period ending with fiscal 2012 are achieved. The financial objectives for the fiscal 2010 to 2012 plan cycle are specified levels of three-year compounded growth in earnings from continuing operations before interest and taxes ("EBIT") and three-year average return on average invested capital, after tax ("ROAIC"). Payouts on earned performance shares are made in shares of our common stock and may be more or less than the target award, depending on actual performance. Dividend equivalents will be paid on the portion of performance shares actually earned at the regular dividend rate over the performance period. Dividend equivalents will be paid in shares of our common stock. The Committee has retained the discretion to adjust awards for extraordinary corporate events. All payouts are capped at three times target. A maximum payout would be achieved only with significant over-performance versus the plan objectives. The target number of performance shares awarded to the named executive officers were: Mr. Rodkin, 100,000 performance shares; Mr. Gehring, 32,000 performance shares; Mr. Hawaux, 32,000 performance shares; Mr. Perez, 24,000 performance shares; and Mr. Sharpe, 32,000 performance shares. Any actual payout (including any above target payout) will depend on our performance over the three-year performance period and be made, if at all, following the end of fiscal 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

July 20, 2009	By:	Colleen Batcheler

Name: Colleen Batcheler
Title: Senior Vice President, General Counsel and Corporate Secretary